Exhibit 3.3
English Translation for information purposes only
VOTE CASTING AGREEMENT dated as of June 22, 2007 (the “Agreement”) entered into by and among Aeroinvest, S.A. de C.V. (“Aeroinvest”), represented by Mr. Pedro Martínez Becerril, Aéroports de Paris Management, S.A. (“ADPM”), represented by Mr. Nicolas Claude, Servicios de Tecnología Aeroportuaria, S.A. de C.V. (“SETA”), represented by Mr. Manuel de la Torre Meléndez, Banco Nacional de Comercio Exterior, S.N.C., División Fiduciaria, in its capacity as trustee (“Bancomext”), represented by Mr. Carlos Flores Salinas, and Banco J.P. Morgan, S.A., Institución de Banca Múltiple, J.P. Morgan Grupo Financiero, División Fiduciaria, in its capacity as trustee of the trust F/00456 (“JP Morgan Trustee”), represented by Carlos Manuel López Cedeño, in accordance with the following Representations and Clauses:
REPRESENTATIONS
Each party hereto, through its representative, hereby represents that:
1.	It is a corporation duly organized and validly existing in accordance with the laws of the jurisdiction of its incorporation, and has full power and authority to execute this Agreement and to carry out the transactions contemplated hereby.

2.	Its representative has sufficient power and authority to execute this Agreement on its behalf, as evidenced by the powers of attorney attached hereto, which have not been revoked, modified, amended or rescinded in any manner whatsoever and are in full force and effect as of the date hereof.

3.	In the case of Bancomext (i) it is authorized to provide trustee services pursuant to its by-laws, its Organic Law and the Law of Credit Institutions, (ii) it is acting as trustee under a Trust Agreement dated June 14, 2000, entered into by SETA (formerly named Operadora Mexicana de Aeropouertos, S.A. de C.V.), Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (formerly named Grupo Aeroportuario del Centro Norte, S.A. de C.V.) (“GACN”) and Bancomext, and (iii) on June 19, 2007, it received instructions from SETA to enter into this Agreement.

4.	In the case of JPMorgan Trustee (i) it is authorized to provide trustee services pursuant to its by-laws and the Law of Credit Institutions, (ii) it is acting as trustee under an Irrevocable Trust Agreement No. F/00456, dated as of June 15, 2007, between Aeroinvest, as settlor and second beneficiary and JP Morgan Trustee as trustee (the “Trust Agreement”), which text in effect is attached hereto as Exhibit 1.

5.	It is in its best interest to enter into this Agreement under the terms and conditions set forth herein pursuant to Article 16 VI d) of Mexico’s Securities Market Law (Ley del Mercado de Valores).

6.	The execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated herein, are within its

Exhibit 3.3
English Translation for information purposes only
corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) its by-laws, (ii) any applicable law or (iii) any contractual restriction binding or affecting such party.

7.	No authorization or approval or other action by, and no notice to or filing before, any governmental authority or regulatory body or any third party is required for the due execution, delivery and performance by it of this Agreement.

8.	It is a shareholder of GACN.

9.	It will comply with the terms of this Agreement.
NOW THEREFORE, in consideration of the foregoing, the receipt and sufficiency of which are hereby acknowledged, the parties hereto each hereby consents to the following:
CLAUSES
FIRST. Capitalized terms used but not otherwise defined herein, shall have the meanings given to such terms in the Trust Agreement.
SECOND. Pursuant to Article 16 VI d) of Mexico’s Securities Market Law (Ley del Mercado de Valores), each party hereto hereby agrees to vote all of the shares or other interest in GACN (“GACN Shares”) which it may hold at any time directly or indirectly (and cause all GACN Shares under its control or with respect of which it may provide instructions or decide the way of their vote, to be voted) in all ordinary and extraordinary shareholders meetings of GACN always as a block in the same manner as SETA decides to vote the GACN Shares it holds, directly or indirectly, in GACN; provided, however, that (i) as provided for in Clause Fourteenth of the Trust Agreement as currently in effect, upon receipt by JP Morgan Trustee of a Default Notice (Aviso de Incumplimiento) and during the continuation of the relevant default, Aeroinvest shall have no right to vote Trust Shares (Acciones Fideicomitidas) representing no more than 31% (thirty one percent) of the capital stock of GACN and the Series Majority Controlling Party (Tenedor de Valores Mayoritario) or the First Beneficiary (Fideicomisario en Primer Lugar) as instructed by the Series Majority Controlling Party (Tenedor de Valores Mayoritario) shall have the right to instruct JP Morgan Trustee as to the manner of voting the Trust Shares (Acciones Fideicomitidas) representing no more than 31% (thirty one percent) of the capital stock of GACN; provided, that the Trust Shares (Acciones Fideicomitidas) shall always be voted in the same manner as SETA decides to vote all of the shares representing capital stock of GACN which SETA may hold at any time, directly or indirectly, as long as the performance of the Secured Obligations (Obligaciones Garantizadas) is not affected or the capacity of JP Morgan Trustee to comply with its obligations under the Indenture and the other Transaction Documents (Documentos de la Operación) is not limited in any way, in which case the Series Majority Controlling Party (Tenedor de Valores Mayoritario) or the First Beneficiary (Fideicomisario en Primer Lugar) as

Exhibit 3.3
English Translation for information purposes only
instructed by the Series Majority Controlling Party (Tenedor de Valores Mayoritario) shall instruct JP Morgan Trustee the manner of voting of the Trust Shares (Acciones Fideicomitidas) and (ii) as provided for in Clause Fifteenth of the Trust Agreement as currently in effect, in order to comply with the provisions of the SCT Agreement (Convenio SCT) and in the event that the market conditions referred to therein are met, JP Morgan Trustee shall exercise, directly through its trust delegates and without such persons assuming any responsibility, the voting rights relating to the Restricted Shares (Acciones Restringidas) forming part of the Trust Assets (Patrimonio del Fideicomiso) in any shareholders meeting of GACN, in the same manner as the majority of the shares representing capital stock of GACN are voted at the relevant meeting; provided, however, that Aeroinvest or the Series Majority Controlling Party (Tenedor de Valores Mayoritario) shall have the right to instruct JP Morgan Trustee to exercise the minority rights under applicable law, including, without limitation, the Voting Rights in Specific Event (Derechos de Voto en Caso de Neutralización) and in addition, at all times, Aeroinvest or the Series Majority Controlling Party (Tenedor de Valores Mayoritario) in case a Default Notice has been delivered, shall have the right to instruct JP Morgan Trustee as to the manner in which it may exercise the voting rights in respect of the Restricted Shares (Acciones Restringidas) in relation to (a) the declaration and payment of dividends and (b) the approval of financial information by the general ordinary shareholders meeting of GACN for purposes of (a) above. The instructions to JP Morgan Trustee referred to above shall be given by the Settlor (Fideicomitente) or by the Series Majority Controlling Party (Tenedor de Valores Mayoritario), as the case may be, pursuant to the above in accordance with the terms of the Trust Agreement.
THIRD. This Agreement may not be amended unless such amendment is in writing and signed by all parties hereto.
FOURTH. All notices and communications provided for hereunder shall be in writing and shall be delivered or sent to each party at its address or telefax numbers or email address (as applicable) set forth under such party’s name in the signature pages hereof, or to such other address or telefax number or email address (as applicable) as designated by such party in a written notice given to the other parties hereto; provided, however, that all communications by telefax or email shall be confirmed by sending a signed original of such communication, within the three (3) following business days. All such notices and communications shall be effective, if delivered at the address of the recipient, on the date following the date of its delivery, and if sent by telefax or email, upon receipt by the relevant notifying party of an error free fax or email report of transmission.
FIFTH. This Agreement shall be executed in the Spanish language only. All notices and other communications to be given or delivered hereunder shall be made in the Spanish language.

Exhibit 3.3
English Translation for information purposes only
SIXTH. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
SEVENTH. This Agreement shall be governed by and construed in accordance with the laws of Mexico. For the interpretation, performance and enforcement of this Agreement, the parties hereto irrevocably submit to the jurisdiction of the competent local courts of Mexico City, Federal District, and waive any other jurisdiction to which they may be entitled by reason of their present or future domicile or otherwise.
EIGHTH. The parties hereto hereby acknowledge and agree that JP Morgan Trustee is entering into this Agreement as trustee under the Trust Agreement, and also hereby acknowledge and agree that all of the representations and obligations herein undertaken by JP Morgan Trustee, are not intended to constitute representations and obligations in its individual capacity, nor intend to bind JP Morgan Trustee or its trustee delegates (delegados fiduciarios) in their individual capacity; but rather are carried out in furtherance of the purposes and powers granted to it under the Trust Agreement, in a limited manner and with recourse only against the trust assets.
[SIGNATURE PAGES FOLLOW]

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